Exhibit 10.1

THIRD AMENDMENT

THIS THIRD AMENDMENT (this "Amendment") is made and entered into as of October 6, 2011, by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited  liability company ("Landlord"), and GIGOPTIX, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord and Tenant (as successor by merger to GigOptix LLC, an Idaho limited liability company, formerly known as iTerra Communications LLC, an Idaho limited liability company) are parties to that certain lease dated March 21, 2005, as previously amended by that certain Commencement Letter dated August 11, 2005, that certain First Amendment dated January 26, 2009 and that certain Second Amendment dated December 9, 2009 ("Second Amendment") (as amended, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 3,652 rentable square feet (the "Premises"), designated as Suite No. 110 on the I51 floor of the building commonly known as the 2400 Building located at 2400 Geng Road, Palo Alto, California (the "Building'').

B.	The Lease will expire by its terms on December 31, 2013 (the"Existing Termination Date"). The parties wish to accelerate the expiration date of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Acceleration of Termination Date.

1.1.
Accelerated Termination Date. Subject to the provisions hereof, the term of the Lease shall expire on the Accelerated Termination Date (defined below) with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire on the Accelerated Termination Date (the "Acceleration"). Without limiting the foregoing:

A.
Subject to Section 1.2 below, the portion of the Base Rent schedule set forth in Section 2.1 of the Second Amendment that applies during the period following the Accelerated Termination Date is hereby deleted from the Lease.

B.	Tenant shall surrender the Premises to Landlord in accordance with the terms of the Lease on or before the Accelerated Termination Date.

C.
Tenant shall remain liable for all Rent and other amounts payable under the Lease for the period up to and including the Accelerated Termination Date, even though billings for such amounts may occur after the Accelerated Termination Date.

D.	Tenant's restoration obligations shall be as set forth in the Lease.

E.	If Tenant fails to surrender any portion of the Premises on or before the Accelerated Termination Date, Tenant's tenancy shall be subject to Section 22 of the Lease (entitled, "Holding Over").

F.
Any other rights or obligations of Landlord or Tenant under the Lease that, in the absence of the Acceleration, would have survived the Existing Termination Date shall survive the Accelerated Termination Date.

1.2.
Acceleration Fee. Simultaneously with the execution of this Amendment, Tenant shall pay to Landlord, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord, as consideration for the acceleration of the expiration date of the Lease and not as a penalty, the amount of $91,300.00 (the "Acceleration Fee"). In addition, and notwithstanding any provision set forth in Section 1.1 above to the contrary, Tenant shall remain obligated to pay to Landlord (in the manner and at the times required by the terms of the Lease as if the Acceleration had not occurred) through the period ending on October 31, 2011 (i) Base Rent, as described in Section 2.1 of the Second Amendment and (ii) Tenant's Pro Rata Share of Expenses and Taxes.

1.3.
Limitations on Tenant's Rights. Notwithstanding any contrary provision of the Lease, any unexercised right or option of Tenant to renew or extend the term of the Lease or to expand the Premises (whether in the form of an expansion option, right of first offer or refusal, or any other similar right), and any outstanding tenant improvement allowance or other allowance not claimed and properly used by Tenant in accordance with the Lease as of such date, shall be deemed terminated and no longer available or of any further force or effect.

2.
Representations. Tenant represents and warrants that, as of the date hereof and the Accelerated Termination Date: (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no Q outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained.

3.
Landlord's Right to Terminate. Notwithstanding any contrary provision hereof, if Tenant breaches any of its representations, warranties or covenants hereunder, Landlord, by written notice to Tenant, may terminate Sections 1 and above, in which event such Sections of this Amendment shall be of no force or effect and, if Landlord has received the Acceleration Fee, Landlord shall promptly return it to Tenant, but only after applying it against any past due Rent.

4.	Miscellaneous.

4.1.
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

4.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

4.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

4.4.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

4.5.
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

4.6.
Notwithstanding any provision herein to the contrary, if Accelerated Termination Date has not occurred on or prior to October 31, 2011,Sections 1 and 2 of this Amendment shall be of no force or effect and, if Landlord has received the Acceleration Fee, Landlord shall promptly return it to Tenant, but only after applying it against any past due Rent. The "Accelerated Termination Date" shall be the date upon which both Conditions Precedent (defined below) have been satisfied. As used herein, the term "Conditions Precedent" shall mean (i) Landlord and a new tenant (in each of such parties' sole and absolute discretion) signing and delivering a new lease for the Premises and (ii) Landlord's Mortgagee consenting in writing to, or being deemed to have consented to, this Amendment. Upon satisfaction of both of the Conditions Precedent, Landlord shall deliver to Tenant a notice substantially in the form of Exhibit A hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within five (5) days after receiving it, and if Tenant fails to do so, Tenant shall be deemed to have executed and returned it without exception. Upon satisfaction of both of the Conditions Precedent on or prior to October 31, 2011, in accordance with this Section 4.6, the Acceleration shall be fully effective whether or not Exhibit A hereto is fully executed and delivered.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company

By:	/s/ John C. Moe
Name:	John C. Moe
Title:	Market Managing Director

TENANT:

GIGOPTIX, INC., a Delaware corporation

By:	/s/ C Sacks
Name:	C Sacks
Title:	CFO

EXHIBIT A

2400 Geng Road, Palo Alto, California

CONFIRMATION LETTER

                                              , 20_

To:

Re:
Office Lease Agreement originally dated March 21, 2005 (as amended by that certain Commencement Letter dated August 11, 2005, that certain First Amendment dated January 26, 2009, that certain Second Amendment dated December 9, 2009, and that certain Third Amendment dated , 2011, the "Lease") between BOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company ("Landlord"), and GIGOPTIX, INC., a Delaware corporation (as successor by merger to GigOptix LLC, an Idaho limited liability company, formerly known as iTerra Communications LLC, an Idaho limited liability company, "Tenant"), concerning space currently containing approximately 3,652 rentable square feet, designated as Suite No. 110 on the 1 51 floor of the building commonly known as the 2400 Building located at 2400 Geng Road, Palo Alto, California.

LeaseiD:
Business Unit Number:

Dear                                   :

In accordance with Section 4.6 of the aforementioned Third Amendment, Landlord hereby notifies Tenant that both of the Conditions Precedent have been satisfied as of                             ,2011. Tenant acknowledges receipt of this notice and confirms that the Accelerated Termination Date (as defined in Section 4.6 of the aforementioned Third Amendment) is                         , 201I.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Section 4.6 of the aforementioned Third Amendment, if Tenant fails to execute and return (or, by notice to Landlord, reasonably object to) this letter within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

"Landlord":

EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company

By:
Name:
Title:

Agreed and Accepted as of                      , 20   .

''Tenant"

GIGOPTIX, INC., a Delaware corporation

By:
Name:
Title: